Exhibit 99.1

JOINT PRESS RELEASE
FOR RELEASE:  IMMEDIATELY
FOR MORE INFORMATION CONTACT:

Bryn Mawr Bank Corporation:	Frank Leto, President, CEO
610-581-4730
Mike Harrington, CFO
610-526-2466

Royal Bancshares of Pennsylvania, Inc.:	Kevin Tylus, President, CEO
610-677-2222
Michael Thompson, CFO
610-677-2216

Bryn Mawr Bank Corporation to Acquire

Royal Bancshares of Pennsylvania, Inc.

BRYN MAWR, Pa., Jan. 31, 2017 (GLOBE NEWSWIRE) -- Bryn Mawr Bank Corporation (Nasdaq:BMTC) (the "Corporation"), parent of The Bryn Mawr Trust Company (the "Bank”), today announced that the Corporation has entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") to acquire Royal Bancshares of Pennsylvania, Inc. (Nasdaq: RBPAA) (“Royal”), parent company of Royal Bank America (“Royal Bank”), in a transaction with an aggregate value of $127.7 million (the “Merger” or the “Acquisition”).

The Acquisition, which is expected to add approximately $602 million in loans and $630 million in deposits (based on unaudited December 31, 2016 financial information), strengthens the Corporation’s position as the largest community bank in Philadelphia’s western suburbs and, based on deposits, ranks it as the eighth largest community bank headquartered in Pennsylvania. The Acquisition will expand the Corporation's distribution network by providing entry into the new markets of New Jersey and Berks County, Pennsylvania.

Frank Leto, President and CEO of the Corporation commented, “The acquisition of Royal Bank is a logical choice for Bryn Mawr Trust. With its strong lending team and prime branch locations, Royal Bank provides BMT with its first location in Center City Philadelphia, as well as a foothold in the State of New Jersey, where Royal has established a well-received presence in the Princeton market.” Mr. Leto continued, “We are excited to be able to expand our banking presence in this thriving market, and plan to introduce our comprehensive suite of financial services which also includes wealth management and insurance. We believe these new markets will provide a tremendous growth opportunity for our merged institutions. In addition, we are pleased to announce that Kevin Tylus, Royal Bank’s President and CEO, will join our Senior Management team in order to continue to expand these relationships and to help ensure a smooth integration of the two institutions.

Mr. Leto added, “BMT continues to attract customers who are frustrated with some of our larger competitors, often due to their lack of personal service, slow response time, or their inability to satisfy a more customized borrowing need. We believe that there is a real opportunity for institutions like Bryn Mawr Trust to occupy a much larger space in the banking, wealth management and insurance areas. As I’ve stated many times before, Bryn Mawr Trust is committed to the communities we serve and I firmly believe that, with the breadth of our product offerings, we are well positioned to take advantage of every opportunity that presents itself. By joining forces with Royal Bank, we take a big step toward accomplishing this goal.”

Royal Bank Chairman, Robert Tabas, stated, “The combination is a great opportunity for our shareholders and stakeholders to join with a high-performing, diversified organization like Bryn Mawr Trust.”

Kevin Tylus, Royal Bank’s President and CEO, also commented, "We are pleased to partner with Bryn Mawr Trust, an organization that shares similar values of customer and community service and the same strong desire to support growth and development in our region.”

Under the terms of the Merger Agreement, Class A shareholders of Royal will receive 0.1025 shares of the Corporation’s common stock for each share of Royal’s Class A common stock and Class B shareholders of Royal will receive 0.1179 shares of the Corporation’s common stock for each share of Royal Class B common stock.  In addition, under the terms of the Merger Agreement, all options to purchase shares of Royal Class A common stock will be cashed out upon the close of the Merger.

The Acquisition is expected to be accretive to tangible book value per share as of the acquisition date and accretive to earnings during the first twelve months of operations, excluding the effects of non-recurring merger-related expenses.

The transaction multiples indicate merger consideration valued at 247.3% of Royal’s tangible book value, 165.9% of Royal’s adjusted tangible book value (increased by recognition of a $25.3 million deferred tax asset), and 25.0 times adjusted 2016 net income.

The transaction is subject to customary closing conditions including the receipt of regulatory approvals and Royal shareholder approval and is expected to close in the third quarter of 2017.

Boenning & Scattergood, Inc. served as financial advisor to Bryn Mawr Bank Corporation and Reed Smith LLP served as legal counsel to Bryn Mawr Bank Corporation. Both Sandler O'Neill & Partners, L.P., and RBC Capital Markets, LLC served as financial advisors to Royal Bancshares of Pennsylvania, Inc., and Stevens & Lee, P.C. served as legal counsel to Royal Bancshares of Pennsylvania, Inc.

About Bryn Mawr Bank Corporation

Bryn Mawr Bank Corporation, including its wholly-owned subsidiary, The Bryn Mawr Trust Company, headquartered in Bryn Mawr Pennsylvania was founded in 1889, has $3.42 billion in corporate assets and $11.33 billion in wealth assets under management, administration, supervision, and brokerage.  Bryn Mawr Trust operates 25 full service retail bank locations, eight limited-access retirement community locations in Montgomery, Chester, Delaware and Philadelphia Counties in Pennsylvania and New Castle County, Delaware, and one limited-service branch banking location in Hershey, Dauphin County, Pennsylvania. The Bank also serves clients through its Wealth, Private Banking, and Insurance divisions in addition to Leasing, Mortgage, and Commercial Lending divisions. Further information about products and services offered may be obtained at www.bmtc.com.

About Royal Bancshares, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Bala Cynwyd, Pennsylvania, is the parent company of Royal Bank, which is headquartered in Narberth, Pennsylvania. Royal Bank serves growing small and middle market businesses, commercial real estate investors, consumers, and depositors principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, central and southern New Jersey, and Delaware. Established in 1963, Royal Bank provides an array of financial products and services through a comprehensive suite of cash management services and thirteen branches and two loan production offices. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank, and its subsidiaries can be found at www.royalbankamerica.com.

CONFERENCE CALL:

The Corporation will hold a conference call at 11:00 a.m. Eastern Time on Tuesday, January 31, 2017.  Interested parties may participate by dialing (toll-free) 1-877-504-8812 (international (toll) 1-412-902-6656).  A recorded replay of the conference call will be available one hour after the conclusion of the call and will remain available through February 14, 2017.  The recorded replay may be accessed by dialing (toll-free) 1-877-344-7529 (international (toll) 1-412-317-0088). The conference number is 10100880.

The conference call will be simultaneously broadcast live over the Internet through a webcast on the investor relations portion of the Bryn Mawr Bank Corporation website. To access the call, please visit the website at http://services.choruscall.com/links/bmtc170131.html. An online archive of the webcast will be available within one hour of the conclusion of the call. The Corporation has also recently expanded its Investor Relations website to include added resources and information for shareholders and interested investors.  Interested parties are encouraged to utilize the expanded resources of the site for more information on Bryn Mawr Bank Corporation.

FORWARD LOOKING STATEMENTS AND SAFE HARBOR

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include financial and other projections, as well as statements regarding the expected financial and other effects of the transaction, the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may,” “would,” “should,” “could,” “will,” “likely,” “possibly,” “expect,” “anticipate,” “intend,” “indicate,” “estimate,” “target,” “potentially,” “promising,” “probably,” “outlook,” “predict,” “contemplate,” “continue,” “plan,” “forecast,” “project,” “are optimistic,” “are looking,” “are looking forward” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks and uncertainties.   A number of factors could cause actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so business and financial condition and results of operations could be materially and adversely affected. In addition to factors previously disclosed in the Corporation’s and Royal’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, such factors include, among others, that required regulatory, shareholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; that prior to the completion of the transaction or thereafter, the Corporation’s and Royal’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; reputational risks and the reaction of the companies’ customers to the transaction; diversion of management time on merger-related issues; the integration of acquired business with the Corporation may take longer than anticipated or be more costly to complete and that the anticipated benefits, including any anticipated cost savings or strategic gains may be significantly harder to achieve or take longer than anticipated or may not be achieved; the need for capital, ability to control operating costs and expenses, and to manage loan and lease delinquency rates; the credit risks of lending activities and overall quality of the composition of loan, lease and securities portfolio; the impact of economic conditions, consumer and business spending habits, and real estate market conditions ; changes in the levels of general interest rates, deposit interest rates, or net interest margin and funding sources; changes in banking regulations and policies; changes in accounting policies and practices; the inability of key third-party providers to perform their obligations to us; our ability to attract and retain key personnel; competition in our marketplace; war or terrorist activities.  All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made.  The Corporation and Royal do not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, as updated by our quarterly or other reports subsequently filed with the SEC.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger transaction, the Corporation will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of Royal, and a Prospectus of the Corporation, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the Merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about the Corporation and Royal, may be obtained at the SEC’s Internet site (http://www.sec.gov).

The Corporation and Royal and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Royal in connection with the proposed merger. Information about the directors and executive officers of the Corporation is set forth in the proxy statement for the Corporation’s 2016 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 18, 2016. Information about the directors and executive officers of royal is set forth in the proxy statement for Royal’s 2016 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 17, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

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